Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Supervisory Board of Affimed N.V.:

We consent to the use of our report dated March 16, 2018, with respect to the consolidated statements of financial position of Affimed N.V. as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive loss, cash flows and changes in equity for each of the years in the three-year period ended December 31, 2017 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Mannheim, Germany

October 22, 2018